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                                                                    EXHIBIT 2.4

                         AGREEMENT OF PURCHASE AND SALE


         THIS AGREEMENT OF PURCHASE AND SALE ("AGREEMENT") is made and entered into as of the Effective Date (as hereinafter defined) between OAK CREEK PARTNERS, LTD., a Texas limited partnership ("SELLER"), and PRICE/BAYBROOK, LTD., a Texas limited partnership ("PURCHASER"), upon the following terms and conditions:

                                    RECITALS

         A. Seller is the owner of certain property known as the Cityplace Market located in the Cityplace Development, Dallas, Dallas County, Texas;

         B. Seller desires to sell, transfer and convey such property according to the provisions set forth below; and

         C. Purchaser desires to purchase such property according to the provisions set forth below.

                                   AGREEMENTS

         In consideration of the premises and the mutual representations, covenants, undertakings and agreements contained below, Seller and Purchaser represent, covenant, undertake and agree as follows:

         SECTION 1. AGREEMENT TO SELL. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, for the Purchase Price (as hereinafter defined) on and subject to the terms and conditions set forth in this Agreement, all of Seller's right, title and interest in and to the following:

         1.1 Land. That certain real property (the "LAND") described in Exhibit "A" hereto;

         1.2 Appurtenances. All rights, privileges and easements appurtenant to and for the benefit of the Land, if any, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements, rights-of-way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Land, the Leases, the Rents, the Improvements, the Intangible Property, or any other appurtenance, together with all rights of Seller in and to public and private streets, roads, avenues, alleys and passageways, sidewalks, driveways, parking areas and areas adjacent thereto or used in connection therewith (open or proposed, in front of or abutting the Land), and all rights of Seller in any land lying in the bed of any existing or proposed street adjacent to the Land, all strips or gores of land adjoining the Land, and any awards made or to be made and any unpaid award for damage to the Land by reason of any change of grade of any such street, road, avenue, alley or passageway (all of which are collectively referred to as the "APPURTENANCES");


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         1.3     Improvements.  All improvements and fixtures located or to be located on the Land, including, without limitation, all buildings and structures presently located on the Land or to be located thereon on the Closing Date, all apparatus, equipment and appliances presently located on the Land and permanently affixed thereto and used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any, which are permanently affixed to the Land and therefore constitute property of the owner of the Land (all of which are collectively referred to as the "IMPROVEMENTS");

         1.4 Leases and Rents. All leases, occupancy agreements and other similar agreements to which Seller is a party or by which it is bound as identified on Exhibit "B" attached hereto with respect to or demising any part of the Land, Appurtenances or Improvements, together with all modifications, extensions and renewals thereof, and any guarantees of any of the foregoing (the "LEASES"), all income, receipts, funds and revenues of any kind whatsoever payable under the Leases or otherwise with respect to all or any portion of the Land, Appurtenances or Improvements (the "RENTS");

         1.5 Personal Property. All tangible personal property, if any, located or to be located on, or situated or to be situated in and used in connection with, the Land and/or the Improvements ("PERSONAL PROPERTY"), and all of which Personal Property shall be transferred and assigned to Purchaser pursuant to an instrument in the form of Exhibit "C" hereto (the "BILL OF SALE");

         1.6 Intangible Property. All of the interest of Seller in (i) any intangible personal property which relates to and is reasonably required for the operation and functioning of the Land, Improvements or Personal Property generally; provided, however, Purchaser's use of the name "Cityplace Market" shall be controlled by the provisions of Section 1.7 below, and (ii) to the extent assignable, any and all warranties, guarantees, permits, contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property, as defined below (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements) (all of which are collectively referred to as the "INTANGIBLE PROPERTY"), and all of which shall be assigned to Purchaser pursuant to the Bill of Sale; and

         1.7 Tradename License. A nonexclusive, irrevocable and transferable license ("LICENSE") to use the name "CITYPLACE MARKET" and similar names and related logos in connection with the ownership and operation of the Property; provided, however, (i) Purchaser acknowledges that Seller is the developer of the overall Cityplace project in Dallas, Texas, and in conjunction therewith, owns and will continue to have exclusive ownership of certain rights, titles and interests in and to the name "Cityplace" and related logos ("CITYPLACE TRADENAME"); (ii) the grant of the License shall in no way grant any rights to any person or entity in and to the Cityplace Tradename other than to own, operate, promote, market and conduct business with respect to the Land and Improvements under the name "CITYPLACE MARKET"; (iii) Purchaser shall not be entitled to use the tradename "Cityplace" in any other respect or for any other purpose;







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and (iv) Seller makes no warranty as to the nature or extent of its ownership of the Cityplace Tradename and will not be required to defend the License if it is challenged by third parties (except to the extent that Seller shall have previously conveyed rights with respect thereto that are inconsistent with the License).

         All of the items described in Sections 1.1, 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 above are hereinafter collectively referred to as the "PROPERTY." The items described in Sections 1.1, 1.2, and 1.3 above are hereinafter referred to collectively as the "REAL PROPERTY."

         SECTION 2.       PURCHASE PRICE AND EARNEST MONEY.

         A. The purchase price ("PURCHASE PRICE") to be paid by Purchaser to Seller for the Property is EIGHT MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($8,750,000.00).

         B. The Purchase Price shall be payable in cash or cash equivalent at the Closing (as hereinafter defined).

         C. Contemporaneously with the execution and delivery of this Agreement by Purchaser, Purchaser shall deliver to Title Company (as hereinafter defined) a copy of this Agreement and a certified or cashier's check or other means of funding acceptable to Seller payable to the order of Title Company in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) ("EARNEST MONEY"), which shall be held in escrow in an interest-bearing account in accordance with the provisions hereof. All interest accrued on the Earnest Money shall become a part thereof, and all further references to the Earnest Money in this Agreement shall include all such accrued interest. In the event Purchaser does not terminate this Agreement on or before the expiration of the Review Period (as hereinafter defined) as provided in Section 4 hereof, the Earnest Money shall become non-refundable to Purchaser in any event except as expressly provided in Sections 15 and 17B hereof. Delivery of the Earnest Money as specified above shall be a condition precedent to any of Seller's obligations under this Agreement. If the transaction contemplated hereby is consummated in accordance with the terms and provisions hereof, the Earnest Money shall be applied to the Purchase Price at the Closing. If the transaction is not so consummated, the Earnest Money shall be held and delivered by the Title Company as hereinafter provided.

         SECTION 3. TITLE COMMITMENT AND SURVEY; ASSUMPTION OF OBLIGATIONS RUNNING WITH LAND.

         A. Within twenty-one (21) days after the Effective Date, Seller, at Seller's sole cost and expense (except as set forth below), shall deliver or cause to be delivered to Purchaser the following:

                 1. Owner's Commitment for Title Insurance ("TITLE COMMITMENT") issued by Chicago Title Insurance Company, through its authorized agent, Republic Title of Texas, Inc., 300 Crescent Court, Suite 100, Dallas, Texas 75201 ("TITLE COMPANY"), which Title





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Commitment shall set forth the status of the title of the Land and shall show all encumbrances and other matters, if any, relating to the Land; and

                 2. A legible copy of all documents referred to in the Title Commitment, including but not limited to plats, reservations, restrictions, and easements.

         B. Within twenty-one (21) days after the Effective Date, Seller shall deliver to Purchaser a new or updated survey of the Land and Improvements dated no earlier than six (6) months prior to the Effective Date, prepared by Kimley-Horn Associates, Inc., certified to Purchaser and Title Company, showing all Improvements and all easements and encroachments shown by the Title Commitment as affecting the Land ("SURVEY"). If the Closing occurs and Purchaser performs all of its obligations hereunder, Seller shall pay for the cost of the Survey. If the Closing does not occur hereunder for any reason other than a default by Seller (whether as a result of a default by Purchaser or a termination by Purchaser pursuant to an express right hereunder) then Purchaser shall be solely responsible for the cost of the Survey. If Purchaser terminates this Agreement pursuant to an express right hereunder to terminate entitling Purchaser to a return of Earnest Money, the cost of the Survey (unless such cost has theretofore been paid by Purchaser) shall be retained from the Earnest Money by Title Company and Title Company shall make such payment from such retained amounts.

         C. Purchaser may notify Seller of any Objections ("OBJECTIONS") to any defects, exceptions, reservations, limitations or other matters contained in, related to or shown by the Title Commitment and/or Survey within fifteen (15) days after receipt of all of the Title Commitment, legible copies of the exceptions referred to therein, and Survey by Purchaser. Seller may (but shall not be obligated to) cure Purchaser's Objections, and in no event shall Seller be required to incur any cost or liability in connection therewith; provided, however, that Seller shall, at its sole cost and expense, remove all liens securing an obligation to repay borrowed money. If Seller does not remove or otherwise resolve such Objections to Purchaser's satisfaction within fifteen (15) days after receipt of Purchaser's Objections ("CURE PERIOD"), then Purchaser shall have the right to choose one of the following, as its sole and exclusive remedy: (i) close escrow subject to any such Objections, without any change in Purchaser's obligations under this Agreement and with no reduction in the Purchase Price or (ii) terminate this Agreement and recover the Earnest Money by sending written notice thereof to Seller on or before three (3) days after expiration of the Cure Period, whereupon neither party shall have any further rights or obligations. In the event of either election, Purchaser shall have waived any right of action against Seller in connection with such Objections. If Purchaser does not notify Seller of any such Objections within fifteen (15) days after receipt of the Title Commitment and Survey, Purchaser shall be deemed to have waived Purchaser's rights under this Section and all such defects, exceptions, reservations, limitations and other matters identified in the Title Commitment and/or Survey shall be deemed acceptable to Purchaser. If Purchaser sends notice of Objections, but does not exercise its right to terminate this Agreement as provided in clause (ii) above and send the written notice thereof to Seller within the time period described in clause (ii) above, then Purchaser shall be deemed to have elected its remedies in clause (i) above. Any easements, restrictions, claims, rights-of-way, encroachments or other encumbrances or other matters whatsoever affecting the Property as shown in the Title Commitment and/or Survey





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which are either not objected to by Purchaser, or that are objected to but not cured by Seller and subsequently waived by Purchaser pursuant to this Section, shall, together with all municipal and other governmental zoning laws, regulations and ordinances, if any, be deemed "PERMITTED ENCUMBRANCES."

         D. Reference is hereby made to that certain Cost Sharing Contract dated January 30, 1995 and recorded in Volume 95020, Page 5137 of the Deed Records of Dallas County, Texas concerning the sharing of costs relative to the median within Haskell Avenue, as affected by that certain Agreement by Operator Benefiting Owner of 10.931 Acre Tract recorded in Volume 96012, Page 3503 of the Deed Records of Dallas County, Texas (collectively the "COST SHARING AGREEMENT"). If the Closing occurs hereunder and the Cost Sharing Agreement is a Permitted Encumbrance, Purchaser shall assume Seller's obligations as the "Operator" under the Cost Sharing Agreement, as more particularly described therein arising on and after, and relating to the period after, the Closing. At the Closing, Purchaser shall enter in an Assumption of Cost Sharing Agreement ("ASSUMPTION OF COST SHARING AGREEMENT") in form and substance reasonably satisfactory to Seller and Purchaser, confirming Purchaser's assumption of Seller's obligations as "Operator" under the Cost Sharing Agreement.

         E. Purchaser acknowledges that the Property is subject to the terms and conditions of that certain Operation and Easement Agreement dated December 17, 1992, and recorded in Volume 92247, Page 6039, of the Deed Records of Dallas County, Texas (as amended, the "OPERATION AND EASEMENT AGREEMENT") concerning certain reciprocal rights and obligations with respect to the Property and the adjacent property owned by Dayton Hudson Corporation. If the transaction hereunder closes and the Operating and Easement Agreement is a Permitted Encumbrance, then, in such event (i) Purchaser, as the owner of the Property, shall be subject to the reimbursement and other obligations as a "Party" under the Operation and Easement Agreement with respect to the Property with respect to the period commencing upon the Closing, (ii) Purchaser agrees that Purchaser shall assume all obligations of Seller as the "Developer" under the Operation and Easement Agreement, which obligations arise after and relate to the period after the Closing, and (iii) at the Closing, Purchaser shall execute an agreement ("CONFIRMATION OF OEA OBLIGATIONS"), in form and substance reasonably satisfactory to Seller and Purchaser, confirming Purchaser's obligations as the owner of the Property under the Operation and Easement Agreement and Purchaser's assumption of the obligations of Developer under the Operation and Easement Agreement.

         SECTION 4.       CONDITIONS TO PERFORMANCE.

         A. Purchaser's Review Period. In the event that the Purchaser is not satisfied in Purchaser's discretion with each of the following conditions set forth in this Section 4.A. (collectively, the "CONDITIONS"), Purchaser shall have the option at any time before the expiration of thirty (30) days after the Effective Date ("REVIEW PERIOD") to choose one of the following as its sole and exclusive remedy: (i) terminate this Agreement by sending written notice thereof to Seller prior to expiration of the Review Period, and on such termination, Purchaser shall be entitled to the return of the Earnest Money (less any amounts withheld pursuant to Section 3B) and neither party hereto shall have any further rights or obligations





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hereunder, or (ii) elect to waive any of the Conditions and consummate this transaction, but with no change in any of Purchaser's obligations hereunder and with no reduction in the Purchase Price. In the event Purchaser does not terminate this Agreement on or before the expiration of the Review Period as specified in this Section, the Earnest Money shall become non-refundable to Purchaser in any event except as expressly provided in Sections 15 and 17B.

         4.1 Review and Approval of Title and Survey. There shall be no exceptions to title to the Property other than the Permitted Encumbrances.

         4.2 Review and Approval of Other Matters. In connection with Purchaser's review of other matters, Seller shall deliver to Purchaser, within fifteen (15) business days after the date of this Agreement, true, complete and correct copies of the following items, to the extent in Seller's or Seller's manager's possession and relevant to Seller's development and leasing of the
Property:

                 (a) A copy of a Report of Phase I Environmental Site Assessment Update dated June 1, 1994, and prepared by Law Engineering, Inc., along with a copy of the Phase I Environmental Site Assessment referenced therein ("PHASE I ASSESSMENT") with respect to the Property, Seller hereby acknowledging to Purchaser that the Phase I Assessment is the only environmental report obtained by Seller concerning the Property;

                 (b) Copies of subdivision maps and condominium plans, if any;

                 (c) Copies of all approvals, permits and licenses relating to the Property, if any;

                 (d) Copies of all correspondence, documents and certificates from appropriate governmental authorities relating to the zoning, building and platting status of the Property, if any;

                 (e) Copies of any service contracts relating to the Property;

                 (f) Copies of the real property and personal property tax bills for the Property for the previous two (2) years;

                 (g) Copies of all tenant leases and proposed tenant leases, if any, on the Property;

                 (h) Copies of all plans and construction drawings for all buildings constructed or to be constructed on the Property; and

                 (i) Copies of all insurance policies maintained by Seller with respect to the Property within the last two (2) years, which policies may be in the form of umbrella policies maintained by or on behalf of Seller on various properties, including the Property.





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         4.3     Service and Other Contracts.  Purchaser's review and approval, in its sole and absolute discretion, of all utility contracts, water and sewer service contracts, service contracts, warranties, permits, soils reports, and other contracts or documents of any nature relating to the Property or any portion thereof (the "CONTRACTS"; those Contracts which Purchaser approves in writing prior to the end of the Review Period (and prior to the Closing Date in the case of contracts not entered into or delivered to the Purchaser until after the expiration of the Review Period) shall be referred to as the "APPROVED CONTRACTS"). Purchaser's sole remedies if it disapproves any Contract(s) shall be (i) to the extent such disapproved Contract(s) can be terminated, to request that Seller terminate such disapproved Contract(s) at the Closing, which Seller hereby agrees to do at the sole cost and expense of Purchaser if so requested by Purchaser, or (ii) to the extent Seller cannot terminate such disapproved Contract(s), Purchaser shall have the option, which must be exercised within ten (10) days of Purchaser's receipt of Seller's notice to Purchaser that Seller cannot terminate such disapproved Contract(s) but in no event beyond the conclusion of the Review Period, (a) to waive Purchaser's disapproval of the Contract(s) and purchase the Property as otherwise in this Agreement, and Seller shall convey the Property to Purchaser, or (b) to terminate this Agreement by written notice to Seller and Title Company, any and all right and obligations of Purchaser and Seller hereunder shall thereupon terminate.

         4.4 Governmental Permits, Approvals and Regulations. Purchaser shall have confirmed that all governmental permits and approvals with respect to the Property relating to the zoning, entitlements, construction, operation, use or occupancy of the Property or any portion thereof, are in full force and effect.

         4.5 Approval of Purchaser's Board of Directors. This Agreement and the transactions contemplated hereby shall have been approved by Purchaser's board of directors (the "PURCHASER APPROVAL").

         4.6 Tenant Matters. Purchaser shall have received and approved written estoppel statements, in substantially the form as that attached hereto as Exhibit "D," from each of the tenants under any Lease demising 5,000 or more square feet of the Improvements, and tenants holding Leases upon not less than eighty-five percent (85%) of the remaining gross leasable area in the Property. Each such estoppel statement shall be in form and substance reasonably acceptable to Purchaser. Purchaser acknowledges the existence of a default under the Lease to Stuart Stores, Inc. resulting from the filing of a bankruptcy proceeding ("STUART'S BANKRUPTCY") by Stuart Stores, Inc. and its parent company, Petrie Stores, Inc. Purchaser agrees that it will not object to the form of estoppel received from Stuart Stores, Inc. regarding its Lease to the extent, and solely to the extent, of any disclaimers contained in such estoppel related to the Stuart's Bankruptcy.

         4.7 OEA Estoppels. Purchaser shall have received and approved a written estoppel statement from Dayton Hudson Corporation related to the Operation and Easement Agreement ("OEA ESTOPPEL") substantially in the form of Exhibit "E" attached hereto. Such estoppel statement shall be in form and substance reasonably acceptable to Purchaser.





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         4.8     Representations and Warranties.  All of Seller's
representations and warranties contained in Section 11 shall be true and correct in all material respects as of the Closing Date.

         4.9 Seller's Obligations. Seller shall not be in default of any material obligations under any of the Leases or other material agreements relating to the ownership and operation of the Property at the time of Closing.

         B.      Seller's Conditions to Closing.

         The following conditions are conditions precedent to Seller's obligation to sell the Property:

         Delivery of Documents and Purchase Price. Purchaser's due and timely execution and delivery of all documents and items to be executed and delivered by Purchaser (including without limitation the Purchase Price) pursuant to this Agreement, including without limitation all of the documents and items specified in Section 5.B.2 below.

         SECTION 5.       CLOSING.

         A. The Closing ("CLOSING") of the sale of the Property by Seller to Purchaser shall occur in the office of the Title Company, 300 Crescent Court, Suite 100, Dallas, Texas 75201, on the date which is fifteen (15) days after the expiration of the Review Period, but in no event later than April 1, 1997 ("CLOSING DATE").

         B. At the Closing, all of the following shall occur, all of which shall be deemed concurrent conditions:

                 1. Seller, at Seller's sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                          a.      A Special Warranty Deed ("DEED"), in form and
substance identical to that attached hereto as EXHIBIT "F" and by this reference made a part hereof, fully executed and acknowledged by Seller, conveying to Purchaser title to the Property, subject to the Permitted Encumbrances.

                          b.      A TLTA Owner Policy of Title Insurance,
together with such endorsements as may be available under applicable Texas title insurance regulations ("OWNER POLICY") issued by Title Company to Purchaser in the amount of the Purchase Price insuring that, after the completion of the Closing, Purchaser is the owner of indefeasible fee simple title to the Property, subject to the Permitted Encumbrances and the standard printed exclusions and exceptions included in a Texas Standard Form Owner Policy of Title Insurance, but with the survey exception as to areas and boundaries limited to "shortages in area."

                          c.      Assignment and Assumption of Leases and
Contracts ("ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS"), in form and substance identical to that attached





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hereto as EXHIBIT "G," and by this reference made a part hereof, fully executed and acknowledged by Seller, conveying to Purchaser the Leases and Contracts.

                          d.      Evidence reasonably satisfactory to Purchaser
and the Title Company that the person executing the closing documents on behalf of Seller has full right, power, and authority to do so.

                          e.      Tenant Notice Letters ("TENANT NOTICE
LETTERS") to be sent to each tenant under the Leases ("TENANT") (i) notifying such Tenants of the change in ownership with respect to the Property, (ii) instructing such Tenants to perform all future obligations under the Leases to Purchaser and (iii) advising the Tenants of the transfer to Purchaser of applicable prepaid rent, security or cleaning deposits, and acknowledging Purchaser's future responsibility for the same.

                          f.      The Bill of Sale duly executed by Seller.

                          g.      Originals or copies of any assignable
warranties and guaranties received by Seller and to be assigned to Purchaser, from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements or any tenant improvements.

                          h.      Originals or copies of all certificates of
occupancy for the Improvements.

                          i.      All existing as-built plans and
specifications, if any, for the Improvements in the possession of Seller or its manager.

                          j.      A closing statement prepared by Title Company
in form and content consistent with this Agreement and otherwise reasonably satisfactory to Purchaser and Seller.

                          k.      Seller's executed certificate in the form
attached hereto as EXHIBIT "H" (the "NON-FOREIGN CERTIFICATE") stating, under penalty of perjury, that (i) Seller is not a "foreign person" for the purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that withholding of tax will not be required thereunder, and (ii) withholding is not required under the provisions of any state laws in connection with the contemplated transfer of the Property by Seller to Purchaser.

                          l.      Complete originals of the Leases with respect
to the Property and, to the extent in Seller's or its manager's possession, copies of all records, books of account, ledgers, statements and other business records relating to the ownership and operation of the Property and/or the administration of the Leases, in whatever mode maintained, including information contained on computer disks.

                 2. Purchaser, at Purchaser's sole cost and expense, shall deliver or cause to be delivered to Seller the following:





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                          a.      A certified or cashier's check or such other
means of funding acceptable to Seller, payable to the order of Seller in an amount of money equal to the Purchase Price less the Earnest Money (which shall be applied to the Purchase Price).

                          b.      The Assignment and Assumption of Leases and
Contracts executed and delivered by Purchaser.

                          c.      The Assumption of Cost Sharing Agreement
executed and delivered by Purchaser.

                          d.      The Confirmation of OEA Obligations executed
and delivered by Purchaser.

                          e.      The Tenant Notice Letters executed and
delivered by Purchaser.

                          f.      Evidence reasonably satisfactory to Seller
and the Title Company that the person executing the closing documents on behalf of Purchaser has full right, power, and authority to do so.

                          g.      Such other and further documents as may be
reasonably required by Seller or Title Company duly executed by Purchaser.

                 3. Seller and Purchaser shall each pay their respective attorneys' fees and one-half (1/2) of the escrow and closing fees of the Title Company. Seller shall pay for the cost of the Survey (except as provided in Section 3.B above), the Title Policy, the cost of any recordation fees and documentary or other transfer taxes, if any, applicable with respect to the sale of the Real Property (excluding, however, any recordation fees or other expenses associated with Purchaser's financing of the purchase of the Property), all sales tax, if any, applicable with respect to the sale of the Personal Property and/or the Intangible Property, and other fees and charges which are typically borne by sellers in Dallas, Texas. Purchaser shall pay for its out-of-pocket expenses, all due diligence, all legal fees and costs incurred by Purchaser in connection herewith, and other fees and charges which are typically borne by Purchasers in Dallas, Texas.

         C. Ad valorem and other taxes and assessments relating to the Property for the year in which the Closing occurs ("TAXES") shall be prorated between Seller and Purchaser as of the Closing Date, based on the latest rate applied to the latest assessed valuation for the Property, with Seller to bear the economic burden of all such Taxes for the period prior to but excluding the Closing Date and with Purchaser to bear the economic burden of all such Taxes for all periods on and after the Closing Date. As soon as the actual amount of Taxes on the Property for such year is known, Seller and Purchaser shall, to the extent the amount of actual Taxes differs from the amount estimated at Closing and upon the request of either party, recalculate the proration of such Taxes between Seller and Purchaser in the same manner specified above but based on the actual amount of Taxes for such year. Upon such recalculation, Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as the case may be, a sufficient amount of money so that when added to or subtracted from the preliminary pro-rated amounts for each party





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determined at Closing, Seller shall have paid for those Taxes applicable to the
Property prior to and including the Closing Date and Purchaser shall have paid for those Taxes applicable to the Property after the Closing Date. Subject to the pro-ration obligations under this Section, Purchaser shall assume and pay all ad valorem and similar taxes and assessments relating to the Property for the year in which the Closing occurs and all subsequent years, and shall indemnify and hold Seller harmless from and against the same. The provisions hereof shall survive the Closing.

         D. All rentals actually received for the month in which the Closing occurs shall be prorated as of the Closing Date, with Seller to obtain the economic benefit of all such rentals for all periods prior to but excluding the Closing Date and with Purchaser to obtain the economic benefit of all such rentals for all periods on and after the Closing Date. Claims for any delinquent rent and other sums which are owing to Seller by the Tenants of the Property for periods prior to the Closing Date ("DELINQUENT RENTS") shall be owned and retained by Seller and Seller shall be entitled to collect all of same subject to the provisions hereof. Purchaser agrees to pay any Delinquent Rents (or Seller's pro rata share thereof to the extent such Delinquent Rents are applicable to the month during which the Closing occurred) to Seller if, and when, any such sums are received by Purchaser, after application of any of such sums to delinquencies which occur after the Closing and after deduction of Purchaser's reasonable and actual cost to collect. Purchaser agrees to use reasonable efforts to collect Delinquent Rents, but nothing contained herein shall operate to require Purchaser to institute a lawsuit to recover any such Delinquent Rents or to terminate any Lease; provided, however, that if, after six (6) months following the Closing Date, Purchaser is unsuccessful in collecting such Delinquent Rents, Seller may do so and Purchaser shall cooperate in Seller's collection efforts; provided, further, that Seller shall not be permitted to terminate any Lease in connection with such collection efforts. The provisions hereof shall survive the Closing.

         E. Charges for utilities, if any, serving the Property shall be determined as of the Closing Date, and Seller shall be responsible for all utility charges up to but excluding the Closing and Purchaser shall be responsible for all utility charges for the period on and after the Closing Date. Seller shall be responsible for terminating all existing utility services to the Property on or before the Closing Date and shall be solely responsible for any costs related thereto. Purchaser shall be responsible for establishing all utility services for its own account on the Closing Date or as soon as possible thereafter and shall be solely responsible for any costs associated therewith.

         F. In general, any and all other items of current revenue and expenses relating to the Property on the Closing Date shall be prorated as of the Closing Date.

         G. Seller represents that there are no refundable tenant security deposits provided for under the Leases. Promptly after Closing, Purchaser shall mail, by first class mail, the Tenant Notice Letters (or at Seller's option, Seller may so deliver the same) to each Tenant under the Leases. Purchaser shall provide Seller with copies of all such Tenant Notice Letters and a certificate of mailing within ten (10) calendar days following Closing.

         H. All utility deposits paid by Seller (power, water, telephone, sewer, etc.) shall at all times remain the property of Seller and shall be refunded to Seller by the deposit holder upon the Closing (or within a reasonable time thereafter), and Purchaser shall cooperate with Seller to obtain the prompt release of all such deposits to Seller.

         I. Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property, subject to the Permitted Encumbrances and the rights of all Tenants under the Leases.

         J. All reimbursable expenses shall be reconciled at Closing, such that if Seller has collected sums in excess of its reimbursable expenses under the Leases, Seller shall pay such excess to Purchaser. In the event that such reconciliation shows that Seller has collected less than its incurred reimbursable expenses under the Leases, Purchaser shall remit the excess (to the extent, and only to the extent, that such excess is actually collected by Purchaser, with all payments on arrearages to be applied first to the period after the Closing Date) to Seller not later than the expiration of three months after the conclusion of the twelve-month period then in progress with respect to the budgeting of such expenses under the Leases. Purchaser shall use all reasonable efforts to collect such amounts and to the extent it is unable to collect such amounts within six (6) months after delinquency, Seller may do so (including, through the institution of legal proceedings) and Purchaser shall cooperate (at no cost to Purchaser) in Seller's collection efforts; provided, however, Seller shall not be permitted to terminate any Lease in connection with such collection efforts.

         K. Amounts payable under Approved Contracts shall be prorated on an accrual basis. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payment is otherwise due prior to the Closing Date, and Purchaser shall be credited, and Seller shall be debited, with an amount equal to all amounts accrued under the Approved Contracts from the date such bills were issued or such payments were due until the Closing Date. Seller shall deliver to Escrow, for the benefit of Purchaser, evidence of the cancellation or termination of all Contracts other than Approved Contracts, and Seller shall be responsible for all such cancellation costs.

         L. All improvement lien assessments, if any, shall be paid in full by Seller at Closing.

         Purchaser and Seller's obligation to prorate shall survive the Closing for a period of one (1) year (unless within such time Purchaser or Seller makes a claim against the other party to this Agreement with respect to such obligation to prorate, in which case such obligation shall survive without limitation with respect to such claim), and Purchaser and Seller shall use good faith efforts to conclude prorations with respect to percentage Rent and common area maintenance charges as soon as practicable after the determination of the amounts thereof. Seller agrees to complete a reconciliation of the Rent and common area maintenance changes under all Leases for 1996 and agrees to furnish a copy of same to Purchaser at Closing.

         Provided that Title Company has received all of the items required to be delivered pursuant to this Agreement (or a waiver from the party for whose benefit such item is being delivered) and that it has not received prior written notice from Purchaser that Purchaser has elected to terminate its rights and obligations hereunder pursuant to Section 15 and provided that Purchaser has received either the Title Policy or the irrevocable commitment of Title Company to provide it with the Title Policy immediately after recordation of the Deed, Title Company is authorized and instructed (a) with respect to the Property, to record the documents delivered to the Title Company in accordance with recording instructions set forth in a letter to be delivered to Title Company by Purchaser (or if no such letter is received prior to the Closing, in accordance with customary practice), (b) to deliver those other documents and instruments delivered to the Title Company to the party for whose benefit such documents or instruments were made, and (c) to deliver the Purchase Price, as adjusted for prorations pursuant hereto, upon receiving confirmation of recording of the Deed.

         SECTION 6.       AS-IS SALE.

         A. Except as expressly set forth to the contrary herein, and except for any representation or warranty of Seller contained herein, Purchaser expressly acknowledges that Purchaser is relying on its own inspection of the Property to determine if the Property is acceptable to Purchaser and that the Property is being sold and accepted AS-IS, WHERE-IS, and Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Property, including, without limitation, (i) the structural integrity of any Improvements on the Property, (ii) the manner, construction, condition, and state of repair or lack of repair of any of such Improvements,
(iii) the conformity of the Improvements to any plans or specifications for the Property, including but not limited to any plans and specifications that may have been or which may be provided to Purchaser, (iv) the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, (v) the financial earning capacity or history or expense history of the operation of the Property, (vi) the nature and extent of any right-of-way, lease, lien, encumbrance, license, reservation or other condition affecting title, (vii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, (viii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (ix) the existence or non-existence of asbestos, underground or above ground storage tanks, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition or whether the Property is in compliance with applicable laws, rules and regulations, (x) the Property's investment potential or resale at any future date, at a profit or otherwise, (xi) any tax consequences of ownership of the Property or (xii) any other matter whatsoever affecting the stability, integrity, other condition or status of the land or any buildings or improvements situated on all or part of the Property (collectively, the "PROPERTY CONDITIONS"), and PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY,

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE PROPERTY, ITS IMPROVEMENTS OR THE PROPERTY CONDITIONS, SUCH WAIVER BEING ABSOLUTE,
COMPLETE, TOTAL AND UNLIMITED IN ANY WAY.   Seller acknowledges that the
foregoing waiver is not a waiver of a statutory or common law cause of action by Purchaser with regard to any environmental conditions affecting the Property.

         B. Except as otherwise set forth in this Agreement, any and all information related to the Property and provided to Purchaser by Seller ("INFORMATION"), shall be delivered without any representation or warranty as to the completeness or accuracy of the data or other information contained therein, and all such Information is furnished to Purchaser solely as a courtesy, and Seller has neither verified the accuracy of any statements or other information contained therein, the method used to compile such Information nor the qualifications of the persons preparing such Information. The Information is provided on an AS-IS-WHERE-IS BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION.
All such Information shall be held by Purchaser in strict confidence, and, without limitation, without Seller's prior written consent, Purchaser: (i) shall not divulge to any third party any of the Information and shall not use the Information in Purchaser's business prior to the Closing, except in each case in connection with the evaluation of the acquisition of the Property; (ii) shall ensure that the Information is disclosed only to such of Purchaser's officers, directors, employees, consultants, attorneys, accountants, agents, contractors, investors and lenders, as have actual need for the Information in evaluating the Property; (iii) shall act diligently to prevent any further disclosure of the Information; and (iv) shall, if the Closing does not occur, promptly return to Seller (without keeping copies) all Information. Notwithstanding the foregoing, to the extent Purchaser believes in its good faith judgment that any disclosure is advisable under applicable federal or state securities laws or rules governing the New York Stock Exchange, then Purchaser shall be permitted to make such disclosure of the Information in satisfaction of such laws or rules.

         C. Notwithstanding anything herein to the contrary, all of the terms and provisions of this Section 6 shall survive the Closing.

         SECTION 7. AGENTS. Purchaser and Seller hereby agree that Thomas Salanty of Cushman & Wakefield ("SALANTY") and Larry Leon of Leon & Associates ("LEON") (collectively, the "BROKERS") are the brokers involved in connection with the sale of the Property to Purchaser. Seller agrees to pay to Brokers a total aggregate commission of two percent (2%) of the Purchase Price ("COMMISSION") at Closing if and only if the Closing occurs and all funding has occurred hereunder, such Commission to be split equally between the Brokers. Purchaser agrees that if any claims should be made for commissions allegedly arising from the execution of this Agreement or any sale of the Property to Purchaser by any broker other than Brokers by reason of any acts of Purchaser, Purchaser will protect, defend, indemnify and hold Seller harmless from and against any and all loss, liabilities and expenses in connection therewith. Seller agrees that if any claims should be made for commissions allegedly arising from the execution of this Agreement or any sale of the Property to Purchaser by any broker other than Brokers by reason of any acts of Seller, Seller will protect, defend, indemnify and hold Purchaser harmless from and against any and all loss, liabilities and expenses in connection therewith. Notwithstanding anything contained herein to the contrary, the Brokers will not be considered parties to this Agreement and their consent shall not be required to any amendments hereto. This Section 7 shall not inure to the benefit of any person or entity or be enforceable by any person or entity, other than Purchaser or Seller.

         SECTION 8.       PURCHASER'S INSPECTION.

         A. Seller agrees to give Purchaser the opportunity to fully and diligently and thoroughly inspect the Property as set forth in Section 8B below, and Purchaser will conduct such inspections and tests as Purchaser deems advisable in Purchaser's discretion to fully evaluate and analyze the Property and all Property Conditions.

         B. Until the end of the Review Period set forth above, Purchaser and its agents and employees, at Purchaser's sole risk and expense, shall have the right to enter upon the Property during normal business hours for testing, surveying, engineering and other reasonable inspection purposes ("TESTS"); provided, however, with respect to any environmental review, all such testing shall be limited to non-intrusive "Phase I Level" type tests. Purchaser shall not be permitted to conduct intrusive "Phase II Level" testing or any sampling of any material or media, including soil, surface water, or ground water, unless Seller, in Seller's reasonable discretion, has approved in writing such testing and sampling, the specific scope of work therefor and the consultant performing such work. All such activities shall be conducted in such a fashion so as not to interfere with the rights or property of any Tenants or others with any possessory interest in any part of any portion of the Property. PURCHASER HEREBY AGREES TO AND SHALL INDEMNIFY, DEFEND, PROTECT AND HOLD SELLER HARMLESS OF, FROM AND AGAINST ANY AND ALL LIABILITIES, SUITS, CLAIMS, LOSSES, CAUSES OF ACTION, LIENS, FINES, PENALTIES, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS' FEES AND COSTS, AND DAMAGES SUSTAINED BY OR ASSERTED AGAINST SELLER OR THE PROPERTY (COLLECTIVELY "CLAIMS"), BY REASON OF INJURY TO OR DEATH OF ANY PERSON OR PHYSICAL DAMAGE TO OR THEFT OF ANY PROPERTY, OR MECHANICS' AND MATERIALMEN'S LIENS, CAUSED BY PURCHASER OR ITS AGENTS AS A RESULT OF OR ARISING OUT OF OR IN CONNECTION WITH ANY INSPECTIONS OR EXAMINATIONS CONDUCTED BY PURCHASER OR ITS CONTRACTORS OR AGENTS.

         C. Purchaser or Purchaser's Consultants (as hereinafter defined) shall only enter the Property upon submitting to Seller certificates of insurance evidencing the following coverages: (i) Worker's Compensation Insurance in an amount not less than the applicable statutory limits, with a waiver of subrogation in favor of Seller and Cityplace Company, (ii) Comprehensive Automobile Liability Insurance in an amount not less than $500,000 combined single limit, and (iii) Commercial General Liability Insurance covering Purchaser's operations on the Property in an amount of not less than $2,000,000 per occurrence. The Comprehensive Automobile Liability Insurance and the Commercial General Liability Insurance shall include Seller and Cityplace Company as additional insureds and state that such insurance is primary as regards any other insurance carried by Seller or Cityplace Company. In addition, any agent or contractor of Purchaser who will perform any environmental, engineering or other inspections or tests at the Property ("PURCHASER'S CONSULTANT") may only enter onto the Property on a date and time specified by Seller in writing and, if required by Seller, in the presence of Seller's personnel or under the supervision of Seller's consultants. Purchaser must use its best efforts to insure that Purchaser, Purchaser's employees and Purchaser's Consultants do not disclose the existence or terms of this Agreement prior to the Closing to any third parties, including tenants or others with a possessory interest in all or any portion of the Property or to any of Seller's contractors or agents at the Property, except to the extent Purchaser is legally required to do so or otherwise in accordance with the provisions of Section 6.B of this Agreement.

         SECTION 9.       NOTICES.

         A. Any notice required or permitted to be given hereunder by one party to the other shall be in writing and the same shall be given and shall be deemed to have been served and given if (i) delivered in person to the address set forth hereinbelow for the party to whom the notice is given, (ii) delivered in person at the Closing (if such party is present at the Closing), (iii) placed in the United States mail, return receipt requested, addressed to such party at the address hereinafter specified, (iv) deposited into the custody of Federal Express Corporation to be sent by Federal Express Overnight Delivery or other reputable overnight carrier for next day delivery, addressed to such party at the address hereinafter specified, or (v) telecopied by facsimile transmission to such party at the telecopy number listed below, provided that such transmission is electronically confirmed on the date of such transmission.

         B. The address of Seller for all purposes under this Agreement and for all notices hereunder shall be:

                 Oak Creek Partners, Ltd.
                 c/o Cityplace Company
                 2828 Routh Street, Suite 440
                 Dallas, Texas 75201
                 Attention:  Roger C. Gault
                 Telecopy:  (214) 220-3126
                 Telephone:  (214) 740-7640
         with a copy to:

                 David M. Mellina, Esq.
                 Kelly, Hart & Hallman, P.C.
                 201 Main Street, Suite 2500
                 Fort Worth, Texas  76102
                 Telecopy:  (817) 878-9280
                 Telephone:  (817) 878-3538

         C. The address of Purchaser for all purposes under this Agreement and for all notices hereunder shall be:

                 The Price REIT, Inc.
                 145 South Fairfax Avenue, 4th Floor
                 Los Angeles, CA 90036
                 Attention:  Jerald Friedman
                 Telecopy:  (213) 937-8175
                 Telephone:  (213) 937-8200

         D. From time to time either party may designate another address within the 48 contiguous states of the United States of America for all purposes of this Agreement by giving the other party not less than thirty (30) days' advance written notice of such change of address in accordance with the provisions hereof.

         SECTION 10.      ENTIRE AGREEMENT.

         This Agreement (including the exhibits hereto) contains the entire agreement between Seller and Purchaser, and no oral statements or prior written matter not specifically incorporated herein shall be of any force and effect. No variation, modification, or changes hereof shall be binding on either party hereto unless set forth in a document executed by such parties or a duly authorized agent, officer or representative thereof.

         SECTION 11.      REPRESENTATIONS.

         As an inducement to Purchaser to enter into this Agreement and the consummation of the transaction contemplated hereby, Seller hereby represents and warrants to and agrees with Purchaser both as of the date hereof and again as of the Closing Date, and as of all dates and times in between (except as specifically provided to the contrary herein), as set forth below. As used herein and elsewhere in this Agreement, the term "Seller's actual knowledge" shall mean the actual knowledge of each of Messrs. Roger Gault and Mark Copeland, without any duty of investigation of any kind. Seller hereby represents and warrants that the foregoing persons are the persons employed by Seller or Seller's manager with executive, managerial or daily supervisory responsibility with respect to the Property.

         11.1 Authority. Seller is duly organized and validly existing under the laws of the jurisdiction of its organization, is duly qualified to conduct business and own real property in the State of Texas, and has all requisite power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby has been duly and validly authorized by all necessary action of Seller and the Agreement and all other agreements contemplated thereby are and will be valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity.

         11.2 Title. Seller holds fee simple title to the Property, and to Seller's actual knowledge, such fee simple title is free and clear of all liens, encumbrances, security interests, charges, adverse claims and other exceptions to title, except for the Leases, Contracts, matters of record, matters disclosed by the Survey and the Permitted Encumbrances.

         11.3 The Leases. A list of the current Leases is set forth in the rent roll attached hereto as Exhibit "B" (the "RENT ROLL"). The Rent Roll is true, complete and correct in all respects and except for the Leases set forth in the Rent Roll, there are no other leases, licenses or other agreements affecting the occupancy of the Property. With respect to each Lease: (i) the Lease is in full force and effect, and constitutes the valid and binding legal obligation of Seller and the respective tenant, enforceable against each of them in accordance with its terms; (ii) there are no understandings, oral or written, between the parties to the Lease which in any manner vary the obligations or rights of either party; (iii) except as indicated on the Rent Roll and except for any defaults precipitated by the Stuart's Bankruptcy, there is no default by Seller under the Lease and to Seller's actual knowledge, by the tenant under the Lease; and (iv) no rent or additional rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

         11.4 No Litigation or Adverse Events. Except for the Stuart's Bankruptcy, Seller has received no written notice of, and to Seller's actual knowledge, there are no, pending or threatened investigations, actions, suits, proceedings or claims against or affecting Seller, the Property, or any tenant, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

         11.5 Compliance with Laws. Seller has received no notice of noncompliance by Seller in any material respect with any applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning and the Americans With Disabilities Act) applicable to the ownership or operation of the Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation.

         11.6 No Defaults in Other Agreements. Seller has received no notice that Seller or any other party is in material default under any Contract affecting the Property, or that an event exists which, with the passage of time or the giving of notice or both, will become a material default thereunder on the part of the Seller or any other party thereto.
Seller has received no notice that Seller is in noncompliance in any material respect with the terms and provisions of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property.

         11.7 Eminent Domain. Seller has received no notice concerning any existing or proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect the Property in any material way.

         11.8 Licenses, Permits, CO's, Zoning, etc. Seller has received no notice that any permits, certificates of occupancy, or any other notices, licenses, permits, certificates and authority required as of the date hereof and as of the Closing Date in connection with the use or occupancy of the Property have not been obtained or are not in full force and effect and in good standing.

         11.9 Environment. (i) To Seller's actual knowledge and except as set forth in the Phase I Assessment, none of Seller, any predecessor in interest or any tenant of the Property has engaged in any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials); and (ii) Seller has no actual knowledge of any material inaccuracies or errors contained in the Phase I Assessment.

         As used herein:

         "ENVIRONMENTAL REQUIREMENTS" shall mean all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation: (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of "Hazardous Materials," chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

         "HAZARDOUS MATERIALS" shall mean (i) any flammable, explosive or radioactive materials, hazardous wastes, toxic substances or related materials including, without limitation, substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C.,
Section 2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said laws; (ii) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (iii) those substances defined as "hazardous wastes," "hazardous substances" or "toxic substances" in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State of Texas or any political subdivision thereof, (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended; (v) petroleum or any by-products thereof; (vi) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said law; (vii) asbestos in any form or condition; and (viii) polychlorinated biphenyls.

         11.10 Physical Condition. Seller has not received any notice: (i) of any material structural defects in the Improvements located on or at the Property; and (ii) that the Improvements and Personal Property (including without limitation plumbing equipment, HVAC, electric wiring and fixtures, gas distribution system, water and sewage systems, and security systems) are not in good working order and condition, except for defects or required repairs that are not material.

         11.11 Mechanic's Liens. To Seller's actual knowledge, all bills and claims for labor performed and materials furnished to or for the benefit of the Property currently due and contracted for by Seller or its manager have been paid in full, and except for that certain mechanics lien filed by Mustang Masonry, Inc. on January 15, 1997 and relating to construction on that portion of the Improvements leased to the Ross Dress for Less Store, Seller has received no notice of any mechanic's or materialmen's liens (whether or not perfected) on or affecting the Property as a result of labor performed or materials furnished and contracted for by the Partnership or its manager.

         11.12 Operating Statements. To Seller's actual knowledge, the 1996 operating statements and rent roll delivered by Seller to Purchaser fairly present the profit or loss from the management and operation of the Property for the periods covered thereby and, in all material respects, accurately reflect all rents and other gross receipts, and all amounts paid by

Seller for electricity, water, sewer, other utility services, insurance, fuel, maintenance and repairs (whether capitalized or expensed), real estate taxes, payroll and payroll taxes and all other operating and other expenses associated with the Property.

         11.13 Disclosure. No representation or warranty of Seller in this Agreement, or any information, statement or certificate furnished or to be furnished by Seller or at Seller's direction pursuant to this Agreement, contains or shall contain any materially untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

         The representations and warranties set forth in this Section 11 shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title to the Property, until the date that is one (1) year after the Closing Date; provided however, that in the event Purchaser makes a written claim against Seller with respect to any representation or warranty prior to the date which is one (1) year after the Closing Date, then such representation or warranty shall survive without limitation as to such written claim.

         Purchaser hereby represents and warrants to Seller as follows:

                 a. Purchaser is a limited partnership duly organized under the laws of the State of Texas; subject to receipt of the Purchaser Approval, this Agreement and all documents executed by Purchaser which are to be delivered to Seller at the Closing are and as of the Closing Date will be duly authorized, executed and delivered by Purchaser, and are and as of the Closing Date will be legal, valid and binding obligations of Purchaser and enforceable against Purchaser in accordance with their terms, and do not and as of the Closing Date will not violate any provisions of any agreement or judicial order to which Purchaser is a party or to which it is subject.

                 b. Purchaser will or will cause to be conducted such inspections and tests as Purchaser may deem advisable in Purchaser's discretion to fully evaluate and analyze the Property and all Property Conditions, and shall have satisfied itself therewith if Purchaser proceeds to Closing.

         SECTION 12. ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective legal representatives, successors, and assigns. Purchaser may assign its rights under this Agreement without the prior written consent of Seller to any subsidiary or wholly-owned affiliate of Purchaser. No such assignment shall relieve Purchaser of its obligations hereunder.

         SECTION 13.      TIME FOR EXECUTION AND EFFECTIVE DATE.

         If Purchaser has not executed and returned a fully executed copy of this Agreement to Seller, and a copy of this Agreement along with the Earnest Money to Title Company, by 5:00 p.m. on the day which is seven (7) days after Seller's execution of this Agreement as specified beneath Seller's signature below, this Agreement shall be null and void. The date on which this

Agreement is executed by the last to sign of the Seller and Purchaser shall be the "EFFECTIVE DATE" of this Agreement.

         SECTION 14. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         SECTION 15. DESTRUCTION, DAMAGE, OR TAKING PRIOR TO CLOSING. If the Property or any portion thereof is materially damaged or destroyed by fire or other casualty or by a partial taking under the provisions of eminent domain prior to the Closing and the Property is not substantially restored by the Closing Date, Purchaser shall have the option of: (i) closing this transaction as provided herein (with no reduction in the Purchase Price), in which event Seller shall assign to Purchaser at Closing all insurance or condemnation proceeds, if any, or (ii) rescinding this Agreement by giving Seller written notice thereof within ten (10) days from the date Purchaser receives notice of such damage or taking, in which event this Agreement shall be deemed null and void and the parties hereto shall have no further obligations to or recourse against each other either under this Agreement or otherwise and the Earnest Money shall be returned to Purchaser.

         For the purposes of this Section 15, damage to the Property is material if (i) the actual cost of repairing or replacing the damaged portions of the Improvements on the Property exceeds $250,000.00, or (ii) if it would take longer than ninety (90) days to perform such repair or replacement using reasonably diligent efforts, or (iii) if any lessee has the right to abate any rent under its lease as a result of such damage and there is not full rental interruption coverage with respect thereto available to Purchaser through and after the Closing Date until the date that is ninety (90) days beyond the estimated date of reconstruction, or (iv) if any lessee has a right to terminate its lease as a result of such damage.

         For the purposes of this Section 15, a taking or threatened taking by eminent domain or similar proceedings shall be deemed material if (i) the value of that portion of the Property to be so taken exceeds $500,000.00, (ii) the portion of the Property taken includes any access to the Property or any portion of the parking area; (iii) Purchaser determines that the Property so affected is materially and adversely affected by such taking or threatened taking, (iv) any lessee has the right to abate any rent under its lease as a result of such taking or threatened taking, or (v) any lessee has the right to terminate its lease as a result of such taking or threatened taking or any material parking or access is taken.

         SECTION 16.      MAINTENANCE AND OPERATION OF THE PROPERTY; COVENANTS.

         16.1 Maintenance. In addition to Seller's other obligations hereunder, Seller shall, upon and after the date of this Agreement and to and including the Closing Date, at Seller's sole cost and expense, maintain the Property in the ordinary course of business consistent with past practice, pay all taxes, assessments, fines, penalties, charges and other operating expenses, and shall make all repairs, maintenance and replacements of the Improvements and any Personal Property and otherwise operate the Property in its ordinary and customary manner, and otherwise in the same manner as before the making of
this Agreement, the same as though Seller were retaining the Property.   From
and after the Review Period through the Closing Date,

Seller shall not make any material alterations to the Property without first receiving Purchaser's prior written consent thereto.

         16.2 Leases. After the conclusion of the Review Period, in no event shall Seller enter into any lease with respect to the Property without Purchaser's prior written consent, which will not be unreasonably withheld or delayed. After the date hereof and until the conclusion of the Review Period, Seller shall notify Purchaser of any proposed new leases of any portion of the Property; provided, however, Purchaser shall not have the right to approve or disapprove of any such proposed new lease; except as set forth in the first sentence hereof.

         16.3 New Agreements. After the date hereof and until the conclusion of the Review Period, Seller shall notify Purchaser of any proposed new and material agreements affecting the ownership or operation of the Property which are not terminable upon thirty (30) days notice or less ("NEW AGREEMENTS"); provided, however, Purchaser shall not have the right to approve or disapprove of any such proposed New Agreement. After the conclusion of the Review Period, in no event shall Seller enter into any New Agreement without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed.

         16.4 Encumbrances. Seller shall not, from the conclusion of the Review Period through the Closing Date, mortgage, encumber or suffer to be encumbered all or any portion of the Property, which encumbrances would survive the Closing Date, without the prior written consent of Purchaser.

         16.5 Consents and Notices. Seller and Purchaser shall cooperate with each other and exercise commercially reasonable efforts to obtain as of the Closing Date, all consents from, and provide all notices to, any third party and any governmental or regulatory authority which are required pursuant to any Contract or any applicable laws as a condition to or in connection with the execution, delivery or performance of this Agreement or other documents and instruments contemplated thereby.

         16.6 Property Files. Seller covenants and agrees, from and after the Effective Date until the Closing Date, to make available to Purchaser or its representatives for inspection at its offices (upon reasonable advance notice and during normal business hours) all files maintained by Seller and relating to the Property.

         16.7 Audit Cooperation. Until the date that is one (1) year after the Closing Date, Seller hereby agrees to cooperate with Purchaser in producing Purchaser's audited financial statements for the Property for such periods as may be requested by Purchaser. Such cooperation shall include, without limitation, the execution and delivery by Seller to Purchaser's auditors of such confirmations and letters as such auditors may reasonably require, all at the cost and expense of Purchaser.

         SECTION 17.      TERMINATION, DEFAULT AND REMEDIES.

         A. If Purchaser fails or refuses to consummate the purchase of the Property pursuant to this Agreement at the Closing, notwithstanding the fulfillment of all conditions precedent thereto, or fails to perform any of Purchaser's other obligations hereunder either prior to or at the Closing for any reason other than termination of this Agreement by Purchaser pursuant to a right so to terminate expressly set forth in this Agreement or Seller's failure to perform Seller's obligations under this Agreement, then Seller shall have the right to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, whereupon neither party hereto shall have any further rights or obligations hereunder, and Title Company shall deliver the Earnest Money to Seller as liquidated damages, free of any claims by Purchaser or any other person with respect thereto. It is agreed that the Earnest Money to which the Seller is entitled under a termination above is a reasonable forecast of just compensation for the harm that would be caused by Purchaser's breach, and that the harm that would be caused by such breach is one that is incapable or very difficult of accurate estimation.
Notwithstanding the forgoing, Seller may pursue all rights and remedies available at law or in equity against Purchaser with respect to (i) Purchaser's obligations under the specific indemnification and insurance provisions provided for in this Agreement, (ii) express post-Closing obligations under this Agreement and (iii) all obligations under the various closing documents executed at Closing, such remedies to be as additional remedies and not in lieu of the foregoing liquidated damages remedy.

         B. If Seller fails or refuses to consummate the sale of the Property pursuant to this Agreement at the Closing or fails to perform any of Seller's other obligations hereunder either Prior to or at the Closing for any reason other than the termination of this Agreement by Seller pursuant to a right so to terminate expressly set forth in this Agreement or Purchaser's failure to perform Purchaser's obligations under this Agreement, then Purchaser, as Purchaser's sole and exclusive remedy, shall have the right to either (i) enforce specific performance of Seller's obligations under this Agreement, (ii) terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing whereupon neither party hereto shall have any further rights or obligations hereunder, and Title Company shall deliver the Earnest Money to Purchaser, free of any claims by Seller or any other person with respect thereto, or (iii) seek damages from Seller for the recovery of any actual out-of-pocket costs payable to third parties in connection with its investigation of the Property; provided, however, Purchaser must be able to provide evidence substantiating these costs and Purchaser's recovery of these costs will in no event exceed $100,000.00. Except as set forth in Subsection 17(B)(iii), in no event shall Purchaser have any claim against Seller for damages.

         C. In the event either Seller or Purchaser becomes entitled to the Earnest Money upon cancellation of this Agreement in accordance with its terms, Purchaser and Seller covenant and agree to deliver a letter of instruction to the Title Company directing disbursement of the Earnest Money to the party entitled thereto.

         SECTION 18. TERMINOLOGY. The captions beside the section numbers of this Agreement are for reference only and shall not modify or affect this Agreement in any manner whatsoever.

Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

         SECTION 19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         SECTION 20. PERFORMANCE OF AGREEMENT. The obligations under the terms of the Agreement are performable in Dallas County, Texas, and any and all payments under the terms of the Agreement are to be made in Dallas County, Texas.

         SECTION 21. VENUE. The parties hereto hereby consent that venue of any action brought under this Agreement shall be in Dallas County, Texas.

         SECTION 22. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         SECTION 23. RULE OF CONSTRUCTION. The parties acknowledge that each party and its counsel has reviewed and revised this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         SECTION 24. ATTORNEY'S FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party or parties shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party or parties may be entitled.

         SECTION 25. BUSINESS DAYS. If the Closing Date or the day for performance of any act required under this Agreement falls on a Saturday, Sunday or legal holiday, then the Closing Date or the day for such performance, as the case may be, shall be the next following regular business day.

         SECTION 26. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall, for all purposes, be deemed an original, but which together shall constitute one and same instrument.

         SECTION 27. WAIVER. The waiver by any party of a breach of any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach whether of the same or another provision of this Agreement.

         SECTION 28. CONTINUATION AND SURVIVAL OF INDEMNITIES, REPRESENTATIONS, WARRANTIES AND POST-CLOSING OBLIGATIONS. Except as provided in the last paragraph of Section 11 hereof relating to the survival of representations and warranties, all indemnities, representations and warranties by, and all of the post-closing obligations, if any, of, the respective parties contained herein or made in writing pursuant to this Agreement or any other instrument delivered by Seller pursuant hereto are intended to and shall remain true and correct and binding as of the time of Closing and shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title.

         SECTION 29. ENVIRONMENTAL MATTER. Seller hereby discloses to Purchaser the existence of certain environmental conditions affecting real property owned by Seller and located to the Northeast of the Property on the north side of Haskell Avenue (the "OTHER PROPERTY"). Seller is currently investigating environmental conditions affecting the Other Property, including the possible remediation of environmental conditions thereon. Seller hereby discloses such matter to Purchaser; however, such matter and the effect thereof are specifically excluded from any representation or warranty given by Seller to Purchaser hereunder. In the course of investigating the environmental condition affecting the Other Property, Seller may desire, in the future, to install monitoring wells or other similar devices on property located in the vicinity of the Other Property, including, without limitation, the Property.
In that regard, Purchaser agrees that it shall cooperate in Seller's efforts to investigate such environmental condition and to the extent reasonably necessary, Purchaser agrees that Seller or its agents may install a monitoring well or similar device on the Property at some time in the future; provided, however, that the installation of such wells or other devices is at the sole cost and expense of Seller, and such well or other devices will not unreasonably interfere with Purchaser's operation and use of the Property or restrict access to any parking located on the Property; and provided further that Seller shall indemnify, defend, protect and hold Purchaser and its successors and assigns harmless from and against any and all losses, damages, costs, liabilities, causes of action, claims, obligations or expenses sustained by or asserted against Purchaser arising out of or relating to Seller's entry and activities on the Property for such purposes (and said indemnification shall survive the Closing of the transactions contemplated hereby).

         IN WITNESS WHEREOF, this Agreement is hereby executed as of the Effective Date.

                                   PURCHASER:

                                   PRICE/BAYBROOK, LTD., a Texas limited
                                   partnership

                                   By:  PRICE/TEXAS, INC., a Texas corporation,
                                        its general partner

                                        By: /s/ Jerald Friedman
                                           ------------------------------------
                                        Name:  Jerald Friedman
                                             ----------------------------------
                                        Title: Senior Executive Vice President
                                              ---------------------------------

                                   SELLER:

                                   OAK CREEK PARTNERS, LTD., a Texas
                                   limited partnership

                                   By: Cityplace Company, a Texas corporation, as agent for the Managing General Partner, Hampstead Associates, Inc.


                                         By: /s/ Neal Sleeper
                                            ----------------------------------
                                            Neal Sleeper, President

                                         Date Executed: 2-24-1997
                                                       -----------------------

By its execution below, Title Company acknowledges receipt of the Earnest Money described in this Agreement, and agrees to hold and deliver the same and perform its other duties pursuant to the provisions of this Agreement.

                                         TITLE COMPANY:

                                         REPUBLIC TITLE OF TEXAS, INC.,
                                         a Texas corporation



                                         By: /s/ Jeanne Riegland
                                            -----------------------------------
                                         Name:  Jeanne Riegland
                                              ---------------------------------
                                         Title: Senior Vice President
                                               --------------------------------
                                         Date Executed: February 26, 1997
                                                       ------------------------

                                  EXHIBIT "A"

                       LEGAL DESCRIPTION OF THE PROPERTY

                                  EXHIBIT "B"

                                 LIST OF LEASES


                                                                                                                  Rentable Square
                                                                                                                  ---------------
                      Tenant                                        Date of Lease                                 Feet (Approx.)
                      ------                                        -------------                                 --------------
 OfficeMax, Inc.                                                  November 12, 1994                                   23,500

 Stuart's                                                         November 1, 1995                                     8,000

 Payless Shoesource                                               November 1, 1995                                     4,000

 Radio Shack                                                      November 1, 1995                                     2,200

 MacFrugal's                                                        April 1, 1996                                     18,007

 Ross Dress for Less                                              Ocotber 15, 1996                                    28,160

                                  EXHIBIT "C"

   BILL OF SALE, ASSIGNMENT OF INTANGIBLE PROPERTY, WARRANTIES AND GUARANTIES


         THIS BILL OF SALE, ASSIGNMENT OF INTANGIBLE PROPERTY, WARRANTIES AND GUARANTIES IS MADE and entered into effective as of the ____ day of _____________, 1997, by and between OAK CREEK PARTNERS, LTD., a Texas limited partnership ("SELLER"), and PRICE/BAYBROOK, LTD., a Texas limited partnership ("PURCHASER").

         WHEREAS, Seller is conveying to Purchaser certain real property ("REAL PROPERTY") in Cityplace Development, Dallas County, Texas, more particularly described on EXHIBIT "A" attached hereto and incorporated herein by reference, together with all improvements thereon ("IMPROVEMENTS"); and

         WHEREAS, Seller desires to assign to Purchaser certain personal property and intangible property rights relating to the Real Property and Improvements.

         NOW, THEREFORE, Seller, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration in hand paid to Seller by Purchaser, does hereby grant, sell, assign, transfer, convey and deliver to Purchaser the following:

         (i) all of Sellers' right, title and interest in and to the personal property owned by Seller and relating to the Real Property as described on EXHIBIT "B" attached hereto ("PERSONAL PROPERTY");

         (ii) to the extent the same are assignable by Seller to Purchaser, all of Seller's right, title, and interest, if any, in and to (i) all warranties and guaranties currently in force and effect relating to the ownership, operation or functioning of all or any part of the Real Property or Improvements (including, without limitation, all third party guarantees and warranties, express or implied in connection with the installation or provision of utility services, to the extent such deposits have not been returned to Seller as of the date hereof), (ii) all licenses, permits or similar documents relating to the Real Property and the Improvements, and (iii) all plans, drawings, specifications, surveys, engineering reports and other technical descriptions of the Real Property and/or the Improvements; and

         (iii) a nonexclusive, irrevocable and transferable license ("LICENSE") to use the name "Cityplace Market" and similar names and logos in connection with the ownership and operation of the Real Property and the Improvements; provided, however, (x) Purchaser acknowledges that Seller is the developer of the overall Cityplace project in Dallas, Texas, and in conjunction therewith, owns and will continue to have exclusive ownership of certain rights, titles and interests in and to the name "Cityplace" and related logos ("CITYPLACE TRADENAME"); (xx) the grant of the License shall in no way grant any rights to any person or entity in and to the Cityplace Tradename other than to own, operate, promote, market and conduct business with respect to the Real Property and Improvements under the name "Villas at Cityplace"; (iii) Purchaser shall not be entitled to use the tradename "Cityplace" in any other respect or for any other purpose; and (iv) Seller makes no warranty as to the nature or extent of its ownership of the Cityplace Tradename and will not be required to defend the License if it is challenged by third parties (except to the extent that Seller shall have previously granted rights with respect thereto that are inconsistent with the License) (the property rights described in clauses (ii) and (iii) are collectively called the "INTANGIBLE PROPERTY").

         This Bill of Sale is executed by Seller and accepted by Purchaser subject to all of the "PERMITTED EXCEPTIONS" as defined in that certain Special Warranty Deed of even date herewith from Seller to Purchaser relating to the conveyance of the Real Property.

         This is a final and exclusive expression of the agreement of Seller and Purchaser, and no course of dealing or usage of trade or course of performance shall be relevant to explain or supplement any term expressed in this Bill of Sale.

         To have and to hold the Personal Property and Intangible Property unto Purchaser, its legal representatives and assigns forever.

         If any litigation between Seller and Purchaser arises out of the obligations of the parties under this Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys' fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.



         EXCEPT AS OTHERWISE PROVIDED IN THAT AGREEMENT OF PURCHASE AND SALE DATED FEBRUARY ___, 1997 BETWEEN SELLER AND PURCHASER, THE CONVEYANCE OF THE PERSONAL PROPERTY AND INTANGIBLE PROPERTY IS MADE ON AN AS-IS, WHERE-IS BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

         EXECUTED as of the date first hereinabove written.

                                SELLER:

                                OAK CREEK PARTNERS, LTD., a Texas
                                limited partnership

                                By:  Cityplace Company, a Texas corporation,
                                     as agent for the Managing General Partner,
                                     Hampstead Associates, Inc.


                                By:____________________________________________
                                   Neal Sleeper, President


                                PURCHASER:

                                PRICE/BAYBROOK, LTD., a Texas limited
                                partnership


                                By:____________________________________________


THE STATE OF TEXAS              Section
                                Section
COUNTY OF DALLAS                Section

         This instrument was acknowledged before me on the ___________ day of ___________, 1997, by Neal Sleeper, President of Cityplace Company, a Texas corporation, as agent for Hampstead Associates, Inc., the Managing General Partner of Oak Creek Partners, Ltd., a Texas limited partnership, on behalf of said limited partnership.

                                _______________________________________________
                                Notary Public, State of Texas

                                _______________________________________________
                                Notary's Typed or Printed Name
                                My Commission Expires:

THE STATE OF TEXAS                Section
                                  Section
COUNTY OF DALLAS                  Section


         This instrument was acknowledged before me on the __________ day of ____________________, 1997, by _____________________________, ______
_______________________ of Price/Texas, Inc., a Texas corporation, general partner of Price/Baybrook, Ltd., a Texas limited partnership, on behalf of said partnership.


                                _______________________________________________
                                Notary Public, State of Texas

                                _______________________________________________
                                Notary's Typed or Printed Name

                                My Commission Expires:_________________________

                                  EXHIBIT "D"

                      FORM OF TENANT ESTOPPEL CERTIFICATE

         THIS TENANT ESTOPPEL CERTIFICATE ("Certificate"), dated as of _______________, 1997, is executed by ____________________________________ __
("Tenant") in favor of PRICE/BAYBROOK, LTD., a Texas limited partnership ("Purchaser").

                                    RECITALS

         A. Purchaser and OAK CREEK PARTNERS, LTD. ("Landlord") have entered into that certain Agreement of Purchase and Sale dated as of _ _______________, 1997 (the "Purchase Agreement"), whereby Purchaser has agreed to purchase, among other things, the improved real property located in the City of Dallas, County of Dallas, State of Texas, more particularly described on Schedule "A" attached to the Purchase Agreement (the "Property").

         B. Tenant and Landlord have entered into that certain Lease Agreement, dated as of _____________________________ (together with all amendments, modifications, supplements, guarantees and restatements thereof, the "Lease"), for a portion of the Property.

         C. Pursuant to the Lease, Tenant has agreed that upon the request of Landlord, Tenant would execute and deliver an estoppel certificate certifying the status of the Lease.

         D. In connection with the Purchase Agreement, Landlord has requested that Tenant execute this Certificate.

         NOW, THEREFORE, Tenant certifies, warrants, and represents to Purchaser as follows:

                                   AGREEMENT

         Section 1. Lease.

         Attached hereto as Exhibit "A" is a true, correct, and complete copy of the Lease, including the following amendments, modifications, supplements, guarantees and restatements thereof, which together represent all of the amendments, modifications, supplements, guarantees and restatements thereof:
________________________________________________________________________________
________________________________________________________________________________
(If none, please state "None.")

         Section 2.  Leased Premises.

         Pursuant to the Lease, Tenant leases those certain Premises (the "Leased Premises") consisting of approximately _____________________ (_ _____ ) rentable square feet within the Property, as more particularly described in the Lease. In addition, pursuant to the terms of the Lease, Tenant has the [non-exclusive] right to use [______________________ parking spaces/the parking area] located on the Property during the term of the Lease. [Cross-out the preceding sentence or portions thereof if inapplicable.]

         Section 3.  Full Force of Lease.

         The Lease is in full force and effect, has not been terminated, and is enforceable in accordance with its terms.

         Section 4.  Complete Agreement.

         The Lease constitutes the complete agreement between Landlord and Tenant for the Leased Premises and the Property.

         Section 5.  Acceptance of Leased Premises.

         Tenant has accepted and is currently occupying the Leased Premises.

         Section 6.  Lease Term.

         The term of the Lease commenced on ______________________________ and ends on_________________________, subject to the following options to extend:
________________________________________________________________________________
________________________________________________________________________________
(If none, please state "None.")

         Section 7.  Purchase Rights.

         Tenant has no option, right of first refusal, right of first offer, or other right to purchase all or any portion of the Leased Premises or all or any portion of the Property.

         Section 8.  Rights of Tenant.

         Except as expressly stated in this Certificate, Tenant:

         (a)     has no right to renew or extend the term of the Lease;

         (b) has no option or other right to purchase all or any part of the Leased Premises or all or any part of the Property;

         (c) has no right, title, or interest in the Leased Premises, other than as Tenant under the Lease.

         Section 9.  Rent.

         (a) The rent under the Lease is current, and Tenant is not in default in the performance of any of its obligations under the Lease.

         (b) Tenant is currently paying base rent under the Lease in the amount of ____________________________________________ Dollars ($_____________)
per month. Tenant has not received and is not, presently, entitled to any abatement, refunds, rebates, concessions or forgiveness of rent or other charges, free rent, partial rent, or credits, offsets or reductions in rent.

         (c) Tenant's estimated share of operating expenses, common area charges, insurance, real estate taxes and administrative and over-head expenses is ________ percent (___%) and is currently being paid at the rate of _______________________________________ Dollars ($_______________) per month, payable to ____________________________________.

         (d) There are no existing defenses or offsets against rent due or to become due under the terms of the Lease, and there presently is no default or other wrongful act or omission by Landlord under the Lease or otherwise in connection with Tenant's occupancy of the Leased Premises, except as follows:
________________________________________________________________________________
________________________________________________________________________________
(If none, please state "None.")

         Section 10.  Security Deposit.

         No security deposit is held by Landlord under the Lease.

         Section 11.  Prepaid Rent.

         Landlord has not received any prepaid rent.

         Section 12.  Insurance.

         All insurance, if any, required to be maintained by Tenant under the Lease is presently in effect.

         Section 13.  Pending Actions.

         There are no actions, whether voluntary or otherwise, pending against the Tenant (or any guarantor of the Tenant's obligations under the Lease) pursuant to the bankruptcy or insolvency laws of the United States or any state thereof.

         Section 14.  Landlord's Obligations.

         As of the date of this Certificate, Landlord has performed all obligations required of Landlord pursuant to the Lease and no offsets, counterclaims, or defenses of Tenant under the Lease exist against Landlord.
As of the date of this Certificate, no events have occurred that, with the passage of time or the giving of notice, would constitute a basis for offsets, counterclaims, or defenses against the Landlord, except as follows:
________________________________________________________________________________
(If none, please state "None.")

         Section 15.  Assignments by Landlord.

         Tenant has received no notice of any assignment, hypothecation or pledge of the Lease or rentals under the Lease by Landlord.

         Section 16.  Assignments by Tenant.

         Tenant has not sublet or assigned the Leased Premises or the Lease or any portion thereof to any sublessee or assignee. No one except Tenant and its employees will occupy the Leased Premises except as permitted under the Lease. The address for notices to be sent to Tenant is as set forth in the Lease.

         Section 17.  Environmental Matters.

         The operation and use of the Leased Premises does not involve the generation, treatment, storage, disposal or release into the environment of any hazardous materials, regulated materials and/or solid waste, except those used in the ordinary course of operating a retail store (if so permitted by the Lease) or otherwise used in accordance with all applicable laws.

         Section 18.  Notification by Tenant.

         From the date of this Certificate and continuing the earlier to occur of (i) March 31, 1997, and (ii) Purchaser's acquisition of title to the Property, Tenant agrees to immediately notify Purchaser, in writing, at the following address, on the occurrence of any event or the discovery of any fact that would make any representation contained in this Certificate inaccurate:

                          The PRICE REIT, Inc.
                          145 South Fairfax Avenue, Fourth Floor
                          Los Angeles, CA 90036
                          Attention:  Joseph Kornwasser
                          Fax No. (213) 937-8175

         Tenant makes this Certificate with the knowledge that it will be relied upon by Purchaser in agreeing to purchase the Property. In the event that Purchaser acquires the Property, nothing in this Section 18 shall limit Tenant's obligations under the Lease.

         Tenant has executed this Certificate as of the date first written above by the person below, who is duly authorized to do so.



                                     TENANT


                                     By:_______________________________________
                                     Name:_____________________________________
                                     Its:______________________________________

                                  EXHIBIT "E"

                             FORM OF OEA STATEMENT

                              ESTOPPEL CERTIFICATE


The PRICE REIT, Inc.
145 South Fairfax Avenue, 4th Floor
Los Angeles, CA 90036
Attention:  Joseph Kornwasser

         Re:     Target No. 875 - Cityplace Market, Dallas

Ladies and Gentlemen:

         Reference is made to that certain Operation and Easement Agreement (the "OEA") by and between DAYTON HUDSON CORPORATION, a Minnesota corporation ("Target"), and OAK CREEK PARTNERS, LTD., a Texas limited partnership ("Developer"), dated December 17, 1992 and filed for record in Volume 92247, Page 6039, Deed Records, Dallas County, Texas.

         Target, as a party to and in accordance with Section 6.3 of the OEA, hereby certifies that, as of the date hereof and to the best of the undersigned's knowledge:

         1. Target has no knowledge of any default by Developer under the OEA, or state of facts which with the passing of time or notice would constitute a default by Developer under the OEA;

         2. The OEA has not been assigned, modified or amended in any way by Target, other than the following:

                 a. Letter agreement regarding shopping center signage, dated December 15, 1992 (copy attached);

                 b. Letter from Oak Creek Partners, Ltd., dated December 28, 1993, regarding Developer's address change;

                 c. First Amendment to Operation and Easement Agreement dated July 20, 1994 between Target and Developer; and

                 d. Second Amendment to Operation and Easement Agreement dated October 4, 1995 between Target and Developer.

         3.      The OEA is in full force and effect.

         4. Target has approved the plans and specifications for the construction of all existing improvements situated on the Developer Tract as defined in the OEA.

Dated:  _________, 1997                   DAYTON HUDSON CORPORATION


                                          By:__________________________________
                                          Name:________________________________
                                          Title:_______________________________

                                  EXHIBIT "F"

                             SPECIAL WARRANTY DEED

THE STATE OF TEXAS          Section
                            Section        KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF DALLAS            Section

         OAK CREEK PARTNERS, LTD., a Texas limited partnership ("GRANTOR"), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) cash and other good and valuable consideration to it paid by PRICE/BAYBROOK, LTD., a Texas limited partnership ("GRANTEE"), whose mailing address is _______________________________, the receipt and sufficiency of which are hereby acknowledged and confessed, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto the Grantee that certain land ("LAND") described in EXHIBIT "A" hereto, together with all improvements thereon and all rights and appurtenances appertaining thereto (herein collectively called the "PROPERTY").

         This conveyance is given and accepted subject to the "Permitted Encumbrances" (as defined in that certain Agreement of Purchase and Sale between Grantor and Grantee dated February __, 1997), and all municipal or other governmental zoning laws, regulations and ordinances, if any, affecting the herein-described Property (herein collectively referred to as the "PERMITTED EXCEPTIONS").

         TO HAVE AND TO HOLD the Property together with all and singular the rights and appurtenances thereto in anywise belonging unto Grantee, its legal representatives, successors, and assigns forever; and Grantor does hereby bind itself, its legal representatives, successors, and assigns to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Exceptions, unto Grantee, its legal representatives, successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor, but not otherwise.

         Executed to be effective as of the ______ day of_______________, 1997.

                                   GRANTOR:

                                   OAK CREEK PARTNERS, LTD., a Texas
                                   limited partnership

                                   By:  Cityplace Company, a Texas corporation,
                                        as agent for the Managing General
                                        Partner, Hampstead Associates, Inc.

                                   By:_________________________________________
                                      Neal Sleeper, President


THE STATE OF _________________________     Section
                                           Section
COUNTY OF ____________________________     Section

         This instrument was acknowledged before me on the _________ day of ______________________, 1997, by Neal Sleeper, President of Cityplace Company, a Texas corporation, as agent for Hampstead Associates, Inc., the Managing General Partner of Oak Creek Partners, Ltd., a Texas limited partnership, on behalf of said limited partnership.

                                   ____________________________________________
                                   Notary Public, State of_____________________

                                   ____________________________________________
                                   Notary's Typed or Printed Name

                                   My Commission Expires:______________________

                                  EXHIBIT "G"

               ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS


         THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS IS MADE and entered into this __________ day of ____________________________, 1997, by and
between OAK CREEK PARTNERS, LTD., a(n) Texas limited partnership ("SELLER"), and PRICE/BAYBROOK, LTD., a Texas limited partnership ("PURCHASER").

         WHEREAS, Seller is conveying to Purchaser certain real property ("REAL PROPERTY") in the Cityplace Development, Dallas, Texas, more particularly described on EXHIBIT "A" attached hereto and incorporated herein by reference; and

         WHEREAS, Seller desires to assign to Purchaser certain rights and interests relating to the Real Property.

         NOW, THEREFORE, Seller, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration in hand paid to Seller by Purchaser, does hereby grant, sell, assign, transfer, convey and deliver to Purchaser the following:

         1. All of Seller's right, title and interest, as landlord, under all tenant leases and/or other agreements demising space in and to the Real Property ("LEASES").

         2. All contracts or agreements relating to the Real Property listed on EXHIBIT "C" attached hereto, but only to the extent assignable ("CONTRACTS");

The herein-described Leases and Contracts are collectively referred to as the "PROPERTY."

         Purchaser hereby agrees to assume all of Seller's duties and obligations under the Leases described on EXHIBIT "B" attached hereto and Contracts which arise on or after and relate to the period commencing on the date hereof, and to indemnify, protect, defend and hold Seller harmless from all such duties and obligations.

         Seller hereby agrees to remain liable for all of Seller's duties and obligations under the Leases and Contract arising prior to the date hereof or related to the period prior to the date hereof and to indemnify, protect, defend and hold Purchaser harmless from all such duties and obligations arising prior to the date hereof.

         This Assignment of Leases and Contracts is executed by Seller and accepted by Purchaser subject to any and all terms and conditions contained in the Leases and Contracts and all of the "PERMITTED ENCUMBRANCES" as defined in that certain Special Warranty Deed of even date herewith from Seller to Purchaser relating to the conveyance of the Real Property.

         This is a final and exclusive expression of the agreement of Seller and Purchaser, and no course of dealing or usage of trade or course of performance shall be relevant to explain or supplement any term expressed in this Assignment and Assumption of Leases and Contracts.

         To have and to hold the Property unto Purchaser, its legal representatives and assigns forever [; and Seller does hereby bind itself, its legal representatives and assigns to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Encumbrances, unto Purchaser, its legal representatives, successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller but not otherwise.]

         EXECUTED as of the date first hereinabove written.

                               SELLER:

                               OAK CREEK PARTNERS, LTD., a Texas
                               limited partnership

                               By:  Cityplace Company, a Texas corporation,
                                    as agent for the Managing General Partner,
                                    Hampstead Associates, Inc.


                                         By:___________________________________
                                            Roger C. Gault, AIA, Vice President

                               PURCHASER:

                               PRICE/BAYBROOK, LTD., a Texas limited
                               partnership

                                         By:  PRICE/TEXAS, INC., a Texas
                                              corporation, its general partner


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________

THE STATE OF _________________________     Section
                                           Section
COUNTY OF ____________________________     Section

         This instrument was acknowledged before me on the __________ day of _____________________, 1997, by Roger C. Gault, AIA, Vice President of Cityplace Company, a Texas corporation, as agent for Hampstead Associates, Inc., the Managing General Partner of Oak Creek Partners, Ltd., a Texas limited partnership, on behalf of said limited partnership.

                               ________________________________________________

                               Notary Public, State of ________________________


                               ________________________________________________
                               Notary's Typed or Printed Name


                               My Commission Expires:__________________________





THE STATE OF _________________________     Section
                                           Section
COUNTY OF ____________________________     Section

         This instrument was acknowledged before me on the __________ day of ____________________, 1997, by _____________________________, ______
_______________________ of Price/Texas, Inc., a Texas corporation, general partner of Price/Baybrook, Ltd., a Texas limited partnership, on behalf of said partnership.


                               ________________________________________________

                               Notary Public, State of ________________________


                               ________________________________________________
                               Notary's Typed or Printed Name

                               My Commission Expires:__________________________

                                  EXHIBIT "H"

                        FORM OF NON-FOREIGN CERTIFICATE

                      CERTIFICATION OF NON-FOREIGN STATUS
                 (Foreign Investment in Real Property Tax Act)

         Internal Revenue Code Section 1445 provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform PRICE/BAYBROOK, LTD. ("Transferee") that withholding of tax is not required upon the disposition of a United States real property interest by the undersigned ("Transferor"), Transferor hereby certifies and declares as follows:

    1.      Transferor's U.S. tax identification/social security number is:
                              ___________________

    2. Transferor's principal office address is ________________________________________; and

    3. Transferor is not a foreign person (foreign corporation, foreign partnership, foreign trust, foreign estate or non-resident alien), as defined in the Internal Revenue Code and Income Tax Regulations.

         Transferor acknowledges that this certification may be disclosed by Transferee to the Internal Revenue Service and that any false statement contained in this certification may be punished by fine or imprisonment or both.

         Transferor understands that Transferee is relying on this certification to determine whether withholding is required by Transferee pursuant to Internal Revenue Code Section 1445.

         Under penalties of perjury, the undersigned signatory declares that:
I have examined this certification, to the best of my knowledge and belief it is true and complete, and I am duly authorized to execute this certification on behalf of Transferor.

Dated: _______________________, 1997

                                         SIGNATURE BLOCK